Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire announces good start to the year and guidance reaffirmed

Basingstoke, UK and Philadelphia, US – April 27, 2006 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the first quarter 2006.

Q1 2006 Financial Highlights

  Product sales of $346.0 million up 28% (includes 10% from TKT)

  Royalties of $61.0 million up 5%

  Total revenues of $411.0 million up 23% (includes 8% from TKT)

Matthew Emmens, Chief Executive Officer, said:

"In line with expectations, Shire has made a good start to the year. Our products are performing well with sales up 28% and we have made excellent progress with our regulatory submissions.

“In Q2, we expect a response from the FDA for ELAPRASE, our treatment for Hunter Syndrome, and later in the year we are expecting the first response from the European Authorities. MESAVANCE, for Ulcerative Colitis is now filed with both the European and the US agencies with the US PDUFA date set for October 2006.

“The US ADHD market is performing as expected, with prescription growth at around 5%. We have now received approval for the US marketing of DAYTRANA, the first transdermal treatment for ADHD, and we are preparing for a mid-year launch.

“A court date is scheduled for October 30, 2006 for the litigation between Barr Laboratories, Inc. (Barr) and Shire in respect of ADDERALL XR. Meanwhile, we continue to negotiate with Barr on a possible settlement.

“We have a strong pipeline and are planning for the roll-out of five new products by mid-2007. There is good momentum in the business and we continue to anticipate revenue growth for 2006 in the low double digit range.”

Registered in England 5492592 Registered Office as above

Business highlights

ELAPRASE, for Hunter Syndrome. Filing of the Biologics License Application (BLA) was accepted for priority review with the US Food and Drug Administration (FDA). The PDUFA date is May 25, 2006.

MESAVANCE for Ulcerative Colitis. Filed with Health Canada in January 2006 and with the European authorities in February 2006.

IDB loan repayment. On February 10, 2006 the Company received notice from ID Biomedical Corporation (IDB) that it intended to repay in full all of its loan drawings for injectable flu development of $70.6 million, together with accrued and capitalized interest of $8.1 million. The Company received the $78.7 million outstanding on February 14, 2006. The loan to IDB for pipeline development of $29.4 million remains outstanding.

ADDERALL XR for Attention Deficit Hyperactivity Disorder (ADHD):

  In January 2006 all litigation with Impax Laboratories, Inc. (Impax) regarding Shire’s patents was settled. Patent litigation and settlement discussions with Barr continue.

  In January 2006 Shire received a third notice letter that Teva Pharmaceuticals, Inc. (Teva) had further amended its initial Abbreviated New Drug Application (ANDA) filed in January 2005, to seek permission to market the 25mg strength generic version of ADDERALL XR prior to the expiration of the Shire US patents, No’s 6,322,819 (“the ‘819 Patent”) and 6,605,300 (“the ‘300 Patent”). On March 2, 2006 Shire filed a lawsuit in the Eastern District of Pennsylvania alleging that all of Teva’s ANDA products infringe both the ‘819 and ‘300 Patents. The lawsuit will trigger a stay of FDA approval of Teva’s 25mg strength product for up to 30 months from the date of Shire’s receipt of Teva’s notice.

CARBATROL for Epilepsy:

  In January 2006 a promotional services agreement for the US market with Impax was signed. The agreement will take effect from July 2006.

  On March 30, 2006 the Company was notified that Corepharma LLC had filed an ANDA under the Hatch-Waxman Act seeking permission to market its generic version of carbamazepine extended release products in 100mg, 200mg and 300mg strengths. Shire is currently reviewing the details of the notice letter.

Recent events

  DAYTRANA for ADHD was approved by the FDA on April 6, 2006. As part of the agreement between Shire and Noven Pharmaceuticals, Inc. (Noven) for DAYTRANA, Shire paid $50 million to Noven upon FDA approval in April 2006.

  ADDERALL XR - Citizen Petition. On April 20, 2006 Shire received correspondence from the FDA informing Shire that the FDA has not yet resolved the issues raised in Shire’s pending ADDERALL XR Citizen Petition. The correspondence states that, due to the complex issues raised requiring extensive review and analysis by the FDA’s officials, a decision cannot be reached at this time. The FDA’s interim response is in accordance with FDA regulations concerning Citizen Petitions.

Q1 2006 Unaudited Results

	2006						2005

	US				Non		US				Non
	GAAP		Adjustments		GAAP(1)		GAAP		Adjustments		GAAP(1)
	$M		$M		$M		$M		$M		$M

Revenues	411.0		-		411.0		333.7		-		333.7
Income from
ongoing
operations before
income taxes (2)	23.5		75.9		99.4		17.9		52.9		70.8
Net income	61.1		14.0		75.1		15.4		35.0		50.4

Diluted earnings
per:
Ordinary Share	12.0	c	2.7	c	14.7	c	3.1	c	7.0	c	10.1	c
ADS	35.9	c	8.2	c	44.1	c	9.2	c	21.0	c	30.2	c

Note: Average exchange rates for Q1 2006 and 2005 were $1.75: £1.00 and $1.89: £1.00 respectively.

(1) Non GAAP

These are non GAAP financial measures.

For 2006, this measure for net income excludes a net negative amount of $14.0m as follows:
  Cost of product sales fair value adjustment following the acquisition of TKT: $23.6m;
  New River milestone payment: $50.0m;
  TKT integration costs: $2.3m;
  Tax allowances on above adjustments: $(21.3)m;
  Income from discontinued operations: $(40.6)m.

For 2005, this measure for net income excludes a net negative amount of $35.0m as follows:

  New River upfront payment: $50.0m;
  Reorganization costs resulting from Shire’s North American site consolidation: $2.9m;
  Tax allowances on above adjustments: $(14.8)m;
  Income from discontinued operations: $(3.1)m.

On a pre-tax basis, excluding discontinued operations, the above non GAAP adjustments relating to ongoing operations total $75.9m for 2006 and $52.9m for 2005.

Management believes that the presentation of these non GAAP financial measures provides useful information to investors regarding Shire’s performance, as the excluded items are not indicative of the ongoing business in 2006 and 2005. A reconciliation of these non GAAP financial measures to the most directly comparable US GAAP financial measure can be found on page 23.

(2)   Income from continuing operations before income taxes and equity method investees.

2006 Outlook

R&D pipeline and new product launches

Shire has a strong product pipeline to support the medium and long-term future growth of the Company. In 2006 and H1 2007 Shire anticipates that it will:

  Launch DAYTRANA in the US;

  Launch ELAPRASE in the US and Europe;

  Launch MESAVANCE in the US and Europe;

  Launch NRP104 for ADHD in the US;

  File SPD503 for ADHD with the FDA;

  File SPD465 for ADHD with the FDA;

  Undertake additional pre-launch preparations and activities during Q4 2006 in order to maximize commercial opportunities for DYNEPO, a treatment for anemia in chronic renal failure, with a full European launch of this product during H1 2007;

  Continue the roll-out of FOSRENOL in Europe; and

  Continue the launch of FOSRENOL higher strength formulations in the US.

These timings are subject to the regulatory/government approvals process.

Financial outlook

We reaffirm the previous guidance given as part of the 2005 year-end results, as follows:

The following statements are based on the assumption that there will be no generic launch of ADDERALL XR during 2006 and that prescription growth in the US ADHD market will be 5%.

We expect 2006 revenue growth to be in the low double-digit range.

As previously announced, earnings for 2006 will be impacted by the costs associated with the continued development and launch of five new products in 2006 and H1 2007, in addition to the roll-out of FOSRENOL across Europe and the new higher strengths of FOSRENOL in the US.

  These launches will require additional advertising and promotional spend and, in some cases, additional sales representatives. In addition, Shire will be seeking to maximize ADDERALL XR’s market share. Consequently, SG&A costs are expected to rise during the year to between $770-800 million. The level of quarterly SG&A expenditure is expected to increase over the Q1 2006 spend as we recruit new US sales forces for GI (to launch MESAVANCE) and HGT (to launch ELAPRASE) as well as expanding the CNS sales force (to launch DAYTRANA);

  The planned regulatory filings, Phase 3(b) and Phase 4 studies to support new product launches, the transfer of two HGT projects into pre-clinical development and the commencement of Phase 3 trials on Gene Activated Glucocerebrosidase (GA-GCB), are expected to result in R&D spend in the range of $310–330 million. The level of quarterly R&D expenditure is expected to increase over the Q1 2006 spend (excluding the NRP payment) as we commence new phase 3(b)/4 studies to support new product launches (including DAYTRANA and FOSRENOL);

  The depreciation and amortization charge for the year will increase by approximately 50% compared to 2005 reflecting the acquisition of TKT and the amortization of anticipated capitalized business development milestone payments; and

  The tax rate is expected to remain at a rate of approximately 28%.

The financial outlook for the full year stated above excludes the accounting impact under US GAAP of the following items, as previously announced:

  The milestone payment of $50 million paid to New River Pharmaceuticals, Inc. (New River) in February 2006 following the FDA’s acceptance of the filing of NRP104. This has increased R&D expense in Q1 2006;

  A US GAAP adjustment of approximately $50 million to reflect the difference between the accounting fair value and book value of acquired REPLAGAL inventory, of which $23.6 million was charged in Q1 2006. This will increase cost of product sales;

  Shire HGT integration costs estimated at $10 million in 2006, of which $2.3 million was incurred in Q1 2006. This will increase SG&A costs; and

  The adoption from January 1, 2006 of US GAAP accounting standard SFAS 123R for share based compensation. This is expected to give rise to additional charges estimated at approximately $45 million, which will be split between costs of product sales, R&D and SG&A in approximate ratios of 10%, 15% and 75% respectively. $9.0 million was charged across these categories in Q1 2006 (2005: $5.1 million adjusted retrospectively).

Including these items would result, under US GAAP, in an estimated increase in cost of product sales of $50 million, R&D spend in the range of $370–390 million and SG&A costs between $810–840 million.

Any launch of a generic version of ADDERALL XR during 2006 would have a material impact on the Company’s performance and would materially impact the revenue growth guidance given above.

New Accounting Standard – SFAS 123R

Shire’s primary basis of financial reporting is US GAAP. From January 1, 2006, Shire has been required to adopt SFAS 123R in accounting for share-based compensation. This accounting standard applies a fair value methodology in quantifying the accounting charge associated with the grant of share-based compensation.

The Company has adopted SFAS 123R according to the modified retrospective method. As a result, comparatives including the accounting period for the year to December 31, 2005 have been retrospectively adjusted.

For further information please contact:

Investor Relations	Cléa Rosenfeld	(Rest of the World)	+44 1256 894 160
	Brian Piper	(North America)	+1 484 595 8252
Media	Jessica Mann	(Rest of the World)	+44 1256 894 280
	Matthew Cabrey	(North America)	+1 484 595 8248

Notes to editors

SHIRE plc

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system (CNS), gastrointestinal (GI), human genetic therapies (HGT) and general products (GP). The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (ADHD), SPD465 (ADHD), MESAVANCE (SPD476) (ulcerative colitis), ELAPRASE (idursulfase) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005.

The following are trademarks of Shire or companies within the Shire Group, which are the subject of trademark registrations in certain territories:

ADDERALL XR® (mixed salts of a single-entity amphetamine)

ADDERALL® (mixed salts of a single-entity amphetamine)

AGRYLIN® (anagrelide hydrochloride)

CALCICHEW® range (calcium carbonate with or without vitamin D3)

CARBATROL® (carbamazepine extended-release capsules)

COLAZIDE® (balsalazide)

DAYTRANA™ (methylphenidate transdermal system)

ELAPRASE™ (idursulfase)

EQUETRO™ (carbamazepine extended-release capsules)

FOSRENOL® (lanthanum carbonate)

GENE-ACTIVATED® (glucocerebrosidase)

LODINE ® (etodolac)

MESAVANCE™ (mesalamine)

REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)

REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)

REPLAGAL® (agalsidase alfa)

SOLARAZE® (3%, gel diclofenac sodium (3%w/w))

XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties referred to in this press issue:

3TC (trademark of GlaxoSmithKline (GSK))

DYNEPO (trademark of Aventis Pharma Holdings GmbH)

PENTASA (trademark of Ferring AS)

RAZADYNE (trademark of Johnson & Johnson)

RAZADYNE ER (trademark of Johnson & Johnson)

REMINYL (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)

REMINYL XL (galantamine hydrobromide) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)

ZEFFIX (trademark of GSK)

OVERVIEW OF US GAAP FINANCIAL RESULTS

1. Introduction

Summary of Q1 2006

Revenues from continuing operations for the three months to March 31, 2006 increased by 23% to $411.0 million (2005: $333.7 million), of which $25.8 million was derived from the sales of REPLAGAL which was acquired with TKT.

Income from continuing operations (before income taxes and equity method investees) for the three months to March 31, 2006 was $23.5 million (2005: $17.9 million). Included in this amount was a $50 million milestone payment to New River on acceptance of the filing of NRP104 with the FDA (2005: included an upfront payment to New River of $50 million on initial signing of the in-licensing agreement).

Cash inflow from operating activities for the three months to March 31, 2006 increased by $117.1 million to $123.4 million (2005: $6.3 million). Cash inflow between the two periods was affected by the timing of working capital payments. Cash and cash equivalents, restricted cash and short-term investments at March 31, 2006 totaled $874.8 million (December 31, 2005: $694.0 million).

This increase results mainly from positive cash flows from Shire’s operations during the quarter, and $78.7 million received from IDB, being the repayment of $70.6 million of the loan for injectable flu development out of the total $100.0 million development loan provided to IDB as part of their acquisition of Shire’s vaccine business, plus interest of $8.1 million.

2. Product sales

For the three months to March 31, 2006 product sales increased by 28% to $346.0 million (2005: $269.4 million) and represented 84% of total revenues (2005: 81%).

Product Highlights

Product	Sales $M	Sales Growth (2)	US Rx Growth (1)(2)	US Market Share(1)

ADDERALL XR	206.1	+42%	+10%	26%
CARBATROL	14.1	-17%	-13%	42%
PENTASA	28.1	+7%	-1%	17%
REPLAGAL (3)	25.8	n/a	n/a	n/a
AGRYLIN and XAGRID
North America (4)	1.4	-93%	-90%	2%
Rest of World	12.1	(5)0%	n/a	n/a
FOSRENOL	7.8	+59%	+128%	9%

(1)	IMS Prescription Data-Product specific (March 2006)
(2)	Compared to Q1 2005
(3)	REPLAGAL was acquired as part of the TKT acquisition in July 2005 and therefore there are no Shire comparatives. Sales of REPLAGAL by TKT in the 3 months ended March 31, 2005 were $22.5 million
(4)	Includes US and Canada
(5)	The impact of foreign exchange movements contributed –6% to the reported growth

ADDERALL XR for the treatment of ADHD

ADDERALL XR is the leading brand in the US ADHD market with a market share of 26% in March 2006 (2005: 25%). The US ADHD market grew 5% overall compared to the same period in 2005. These factors contributed to a 10% growth in US prescriptions for ADDERALL XR for the three months to March 31, 2006 compared to the same period in 2005.

Sales of ADDERALL XR for the three months to March 31, 2006 were $206.1 million, an increase of 42% compared to the same period in 2005 (2005: $145.6 million). Product sales growth was higher than prescription growth due mainly to the impact of price increases in August 2005 and significantly lower levels of pipeline de-stocking compared with Q1 2005.

During October 2005 Shire filed a Citizen Petition with the FDA requesting that the FDA require more rigorous bioequivalence testing or additional clinical testing for generic or follow-on drug products that reference ADDERALL XR before they can be approved. Shire believes that these requested criteria will ensure that generic formulations of ADDERALL XR or follow-on drug products will be clinically effective and safe. In January 2006 Shire chose to file a supplemental amendment to its original Citizen Petition, which included additional clinical data in support of the original filing. On April 20, 2006 Shire received correspondence from the FDA informing Shire that the FDA has not yet resolved the issues raised in Shire’s pending ADDERALL XR Citizen Petition. The correspondence states that, due to the complex issues raised requiring extensive review and analysis by the FDA’s officials, a decision cannot be reached at this time. The FDA’s interim response is in accordance with FDA regulations concerning Citizen Petitions.

On February 9, 2006 an FDA Advisory Committee recommended to the FDA that risk information about cardiovascular events be included in a "black box warning" for all stimulant medicines used to treat ADHD. In making its recommendation, the Advisory Committee recognized that the reported incidence rates of the rare serious cardiovascular adverse events that were discussed by the Committee are generally within the rates that would be expected from the untreated general population. ADDERALL XR and ADDERALL already include a "black box warning" in their labels for safety concerns related to amphetamine abuse or misuse and also warn of the risk of sudden death in patients with structural cardiac abnormalities. On March 22, 2006 another FDA Advisory Committee met and discussed the same issue, as well as psychiatric adverse events for all medicines used to treat ADHD. This second Advisory Committee determined that a "black box warning," as recommended at the February 9, 2006 meeting, was not warranted. In addition, this second Advisory Committee recommended that increased warnings for certain psychiatric events should be incorporated as class labeling for all ADHD medicines. The FDA is not obligated to follow the recommendations of the Advisory Committees. Shire will work with the FDA to continue to ensure that the prescribing information for ADDERALL and ADDERALL XR is appropriate and takes into account the available safety data.

In October 2005 Shire announced that it had filed a lawsuit against Barr and Impax with respect to US patent No. 6,913,768 (‘768). Shire believes that both Barr’s and Impax’s generic ADDERALL XR products infringe the ‘768 patent claims. The case was filed in the Southern District of New York. On January 19, 2006 Shire settled all of its ADDERALL XR patent infringement lawsuits with Impax. There will be no 30-month stay associated with the filing of the ‘768 patent case. The ‘768 patent is directed to pharmaceutical compositions comprising a once-a-day sustained release formulation of at least one amphetamine salt for the treatment of ADHD. Barr has moved to dismiss the ‘768 lawsuit action asserting that there is no subject matter jurisdiction. A hearing on this motion was held on February 17, 2006. No decision has yet been made. The earlier filed case against Barr involving the ‘819 and ‘300 patents is scheduled to go to trial on October 30, 2006.

Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2005.

CARBATROL for the treatment of Epilepsy

US prescriptions for the three months to March 31, 2006 were down 13% compared to the same period in 2005. This was primarily due to limited promotion of the product and supply constraints during 2005 leading to a 3% decrease in Shire’s market share of the total US extended release carbamazepine prescription market to 42% in March 2006 (2005: 45%) and a 6% decrease in that market as a whole.

Sales of CARBATROL for the three months to March 31, 2006 were $14.1 million, a decrease of 17% compared to the same period in 2005 (2005: $16.9 million). The difference between the decrease in sales and the lower levels of prescriptions is due to higher sales deductions in Q1 2006.

Patent litigation proceedings with Nostrum Pharmaceuticals, Inc. (Nostrum) relating to CARBATROL are ongoing. No trial date has been set. Nostrum’s 30-month stay under the Hatch-Waxman Act expired on February 6, 2006. Accordingly, the FDA may approve Nostrum’s ANDA.

On March 30, 2006 the Company was notified that Corepharma LLC had filed an ANDA under the Hatch-Waxman Act seeking permission to market its generic version of carbamazepine extended release products in 100mg, 200mg and 300mg strengths. Shire is currently reviewing the details of the notice letter.

Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2005.

PENTASA for the treatment of Ulcerative Colitis

PENTASA had a 17% share of the total US oral mesalamine prescription market in March 2006 (March 2005: 18%), a market that grew 4% compared with the same period in 2005. US prescriptions for the three months to March 31, 2006, were down 1% compared to the same period in 2005, due to reduced promotional activity in Q1 2006.

Sales of PENTASA for the three months to March 31, 2006 were $28.1 million, an increase of 7% compared to the same period in 2005 (2005: $26.2 million). The difference between sales growth and the lower levels of prescriptions is due to the impact of the January 2006 price increase and a change in the product sales mix from the 250mg to 500mg dose strength.

REPLAGAL for the treatment of Fabry Disease

REPLAGAL was acquired by Shire as part of the TKT acquisition, which was completed on July 27, 2005. Product sales for the three months to March 31, 2006 were $25.8 million. The majority of REPLAGAL sales are in Europe. Pre-acquisition sales for the three months to March 31, 2005 were $22.5 million. The increase in sales of 15% is primarily due to greater European coverage by an increased number of sales representatives.

AGRYLIN/XAGRID for the treatment of Thrombocythemia

AGRYLIN/XAGRID sales worldwide for the three months to March 31, 2006 were $13.5 million, down 58% compared to the same period in 2005 (2005: $32.0 million).

North American sales were $1.4 million (2005: $19.9 million). This reduction was expected following the approval of generic versions of AGRYLIN in the US market in April 2005.

For the Rest of the World (all sales outside North America) sales were $12.1 million, (2005: $12.1 million). The impact of unfavorable exchange rate movements during the quarter offset a 6% increase in sales as expressed in the transaction currencies (XAGRID is primarily sold in Euros).

FOSRENOL for the treatment of Hyperphosphatemia

US prescriptions for the three months to March 31, 2006 were up 128% compared to the same period in 2005. This was primarily due to FOSRENOL increasing its share of the total US phosphate binding market, which in March 2006 was 9% (2005: 6%), in a market that had itself grown 10% over the same period. FOSRENOL was launched in the US in January 2005.

Sales of FOSRENOL for the three months to March 31, 2006 were $7.8 million, an increase of 59% compared to the same period in 2005. The difference between sales growth and prescription growth is due mainly to a decrease in pipeline inventory as the new higher dose strengths launch stocks shipped to wholesalers in the US in December 2005 were sold in Q1 2006, and higher sales deductions.

FOSRENOL was launched in Austria, Ireland, Sweden and Denmark in December 2005. Shire continues its discussions relating to FOSRENOL with regulatory authorities and reimbursement agencies across Europe and other regions and further launches are expected in European markets over the next few months, subject to obtaining national approvals and concluding pricing and reimbursement negotiations.

3. Royalties

Royalty revenue increased by 5% to $61.0 million for the three months to March 31, 2006 (2005: $58.3 million), as a result of growth in sales.

Royalty Highlights

Product	Royalties to Shire $M	Royalty growth[1] %	Worldwide in-market sales by licensee[2] in 2005 $M
3TC	39.5	0%*	305
ZEFFIX	7.7	+18%*	67
Other	13.8	+11%	n/a
Total	61.0	5%	n/a

*	The impact of foreign exchange movements has contributed -2% to the reported growth
1	Compared to Q1 2005
2	GSK

3TC

Royalties from sales of 3TC for the three months to March 31, 2006 were $39.5 million (2005: $39.4 million). This increase was due to the continued growth in the nucleoside analog market for HIV, offset by the impact of unfavorable exchange rate movements during the quarter.

Shire receives royalties from GSK on worldwide 3TC sales. GSK’s worldwide sales of 3TC for the three months to March 31, 2006 were $305 million, an increase of 2% compared to the same period in 2005 (2005: $298 million).

ZEFFIX

Royalties from sales of ZEFFIX for the three months to March 31, 2006 were $7.7 million (2005: $6.5 million). This increase was primarily due to strong growth in the Chinese, Japanese and Korean markets.

Shire receives royalties from GSK on worldwide ZEFFIX sales. GSK’s worldwide sales of ZEFFIX for the three months to March 31, 2006 were $67 million, an increase of 20% compared to the same period in 2005 (2005: $56 million).

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (now marketed as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide by Janssen Pharmaceutical N.V. (Janssen), an affiliate of Johnson and Johnson, with the exception of the United Kingdom and the Republic of Ireland where Shire previously co-promoted REMINYL with Janssen and acquired the exclusive marketing rights from May 2004.

Sales of the REMINYL/RAZADYNE range, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, are growing well in the Alzheimer’s market.

4. Financial details

Cost of product sales

For the three months to March 31, 2006 the cost of product sales amounted to 18% of product sales (2005: 12%). The decrease in gross margin is primarily due to the addition of REPLAGAL to Shire’s product portfolio following the acquisition of TKT. REPLAGAL’s cost of product sales relates entirely to acquired inventories, which in accordance with US GAAP have been accounted for at fair value, estimated to be 97% of the expected sales price of REPLAGAL. Accordingly, little or no margin will be reflected for REPLAGAL sales until all acquired finished goods have been sold (anticipated Q3 2006). For the three months to March 31, 2006 the cost of product sales for REPLAGAL included a $23.6 million adjustment in respect of the acquired inventory. This fair value adjustment increased Shire’s cost of product sales by 7%.

Research and Development (R&D)

R&D expenditure increased from $112.1 million in the three months to March 31, 2005 to $127.4 million for the three months to March 31, 2006. The increase was primarily due to the addition of two significant R&D projects following the acquisition of TKT (ELAPRASE and GA-GCB).

Expressed as a percentage of total revenues, R&D expenditure was 31% for the three months to March 31, 2006 (2005: 34%). In both periods payments have been made to New River of $50.0 million for in-licensing NRP104, representing 12% of total revenues in Q1 2006 (2005: 15%); these have been expensed in accordance with the Company’s accounting policy. In line with our guidance, the level of quarterly R&D expenditure is expected to increase over the Q1 2006 spend (excluding the NRP payment) as we commence new phase 3(b)/4 studies to support new product launches (including DAYTRANA and FOSRENOL).

Shire’s pipeline is now well advanced with six projects in late stage development or registration.

Selling, general and administrative (SG&A)

SG&A expenses increased from $163.2 million in the three months to March 31, 2005 to $182.0 million in the three months to March 31, 2006, an increase of 12%.

In line with our guidance, the level of quarterly SG&A expenditure is expected to increase over the Q1 2006 spend as we recruit new US sales forces for GI (to launch MESAVANCE) and HGT (to launch ELAPRASE) as well as expanding the CNS sales force (to launch DAYTRANA).

As a percentage of product sales, SG&A expenses were 53% (2005: 61%) reflecting the increased ADDERALL XR sales for the quarter. This ratio of SG&A to product sales should remain broadly consistent for the whole year.

Depreciation and amortization

The depreciation charge for the three months to March 31, 2006 was $9.2 million (2005: $4.4 million). Amortization charges, including the amortization on acquired products, were $13.7 million for the three months to March 31, 2006 (2005: $9.2 million). The increase in both depreciation and amortization is primarily due to the increase in the asset base as a result of the TKT acquisition.

Integration costs

For the three months to March 31, 2006 the Company incurred $2.3 million of costs associated with the integration of the TKT business into the Shire group (2005: $nil). This included retention payments for key staff of $1.6 million, IT costs of $0.3 million and other costs of $0.4 million.

Interest income

For the three months to March 31, 2006 the Company received interest income of $14.2 million (2005: $9.7 million).

In Q1 2005, interest income primarily related to interest received on Shire’s cash balances.

In Q1 2006, interest income comprised $7.9 million of interest received on cash balances together with $6.3 million of interest recognized following the repayment by IDB of a $70.6 million loan (of the $8.1 million of interest received from IDB in the quarter, $1.8 million was recognized in previous periods). Interest received on cash balances is lower than in Q1 2005 due to the interest foregone on net TKT acquisition payments of $1.1 billion being partially offset by higher interest rates in Q1 2006.

Interest expense

For the three months to March 31, 2006 the Company incurred interest expense of $5.6 million (2005: $nil). In 2006, this expense primarily relates to a provision for interest, which may be awarded by the court in respect of amounts due to those ex-TKT shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares.

Taxation

The effective rate of tax for the three months to March 31, 2006 was 28% (2005: 30%). At March 31, 2006 net deferred tax assets of $126.0 million were recognized (December 2005: $116.2 million).

Equity in earnings/(losses) of equity method investees

Net earnings of $3.5 million were recorded for the three months to March 31, 2006 (2005: net losses of $0.2 million). This comprised earnings of $1.6 million from the 50% share of the antiviral commercialization partnership with GSK in Canada (2005: $1.4 million), and $1.9 million being the Company’s share of earnings in the GeneChem and EGS Healthcare Funds (2005: loss of $1.6 million).

Discontinued operations

During the three months to March 31, 2006, IDB repaid $70.6 million, being the injectable flu development tranche of the $100.0 million development loan facility provided to IDB as part of their acquisition of Shire’s vaccine business. The repayment followed GSK’s acquisition of IDB, after which IDB was provided with resources by GSK to fund the early repayment of the injectible flu tranche. The $29.4 million pipeline development tranche of the loan facility is still outstanding.

At the time of the disposal, a provision of $70.0 million was charged to discontinued operations on the basis that there was no certainty of recovery of this amount. The $70.0 million provision was allocated against all of the pipeline development tranche ($29.4 million) and against $40.6 million of the $70.6 million injectable flu development tranche. Accordingly, a gain on disposition of discontinued operations of $40.6 million (2005: $3.1 million) was recognized on repayment of the loan by IDB.

The repayment of the $70.6 million injectable flu tranche had no tax effect.

FINANCIAL INFORMATION

Unaudited US GAAP results for the 3 months to March 31, 2006
Consolidated Balance Sheets

		¹ Adjusted
	March 31,	December 31,
	2006	2005
	$M	$M
ASSETS

Current assets:
Cash and cash equivalents	842.4	656.5
Restricted cash	30.9	30.6
Short-term investments	1.5	6.9
Accounts receivable, net	272.8	329.9
Inventories	130.2	136.0
Deferred tax asset	68.8	54.2
Prepaid expenses and other current assets	75.0	98.1

Total current assets	1,421.6	1,312.2

Investments	54.4	50.2
Property, plant and equipment, net	252.9	234.0
Goodwill	368.9	367.6
Other intangible assets, net	714.1	729.3
Deferred tax asset	57.2	62.0
Other non-current assets	10.6	42.9

Total assets	2,879.7	2,798.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	401.4	431.8
Liability to dissenting shareholders	432.9	427.6
Other current liabilities	125.9	106.0

Total current liabilities	960.2	965.4

Long-term debt, excluding current installments	-	0.1
Other non-current liabilities	41.5	43.4

Total liabilities	1,001.7	1,008.9

¹ Retrospectively adjusted following the adoption of SFAS 123R.

Unaudited US GAAP results for the 3 months to March 31, 2006
Consolidated Balance Sheets (continued)

		¹Adjusted
	March 31,	December 31,
	2006	2005
	$M	$M

Shareholders’ equity
Common stock of 5p par value: 18,314.0 million
shares authorized; and 498.5 million shares issued
and outstanding (2005: 495.7 million)	42.9	42.7
Exchangeable shares: 1.9 million shares issued and
outstanding (2005: 2.2 million)	86.7	101.2
Treasury stock	(4.7)	(2.8)
Additional paid-in capital	1,365.8	1,327.5
Accumulated other comprehensive income	77.0	71.5
Retained earnings	310.3	249.2

Total shareholders’ equity	1,878.0	1,789.3

Total liabilities and shareholders’ equity	2,879.7	2,798.2

¹ Retrospectively adjusted following the adoption of SFAS 123R.

Unaudited US GAAP results for the 3 months to March 31, 2006
Consolidated Statement of Operations

		¹ Adjusted
	3 months to	3 months to
	March 31,	March 31,
	2006	2005
	$M	$M

Revenues:
Product sales	346.0	269.4
Royalties	61.0	58.3
Other revenues	4.0	6.0

Total revenues	411.0	333.7

Costs and expenses:
Cost of product sales	62.0	33.6
Research and development	127.4	112.1
Selling, general and administration	182.0	163.2
Depreciation and amortization	22.9	13.6
Integration costs	2.3	-
Reorganization costs	-	2.9

Total operating expenses	396.6	325.4

Operating income	14.4	8.3

Interest income	14.2	9.7
Interest expense	(5.6)	-
Other income/(expense), net	0.5	(0.1)

Total other income, net	9.1	9.6

Income from continuing operations
before income taxes and equity in
earnings/(losses) of equity method
investees	23.5	17.9
Income taxes	(6.5)	(5.4)
Equity in earnings/(losses) of equity
method investees	3.5	(0.2)

Income from continuing operations	20.5	12.3
Gain on disposition of discontinued
operations	40.6	3.1

Net income	61.1	15.4

¹ Retrospectively adjusted following the adoption of SFAS 123R.

Unaudited US GAAP results for the 3 months to March 31, 2006
Consolidated Statement of Operations (continued)

¹ Adjusted
	3 months to	3 months to
	March 31,	March 31,
	2006	2005

Earnings per share - basic
Income from continuing operations	4.0c	2.5c
Gain on disposition of discontinued operations	8.1c	0.6c

Earning per ordinary share - basic	12.1c	3.1c

Earnings per share - diluted
Income from continuing operations	4.0c	2.5c
Gain on disposition of discontinued operations	8.0c	0.6c

Earnings per ordinary share - diluted	12.0c	3.1c

Earning per ADS - diluted	35.9c	9.2c

Weighted average number of shares (Millions):
Basic	503.2	499.0
Diluted	510.3	500.6

¹ Retrospectively adjusted following the adoption of SFAS 123R.

Unaudited US GAAP results for the 3 months to March 31, 2006
Consolidated Statement of Cash Flows

		¹Adjusted
	3 months to	3 months to
	March 31,	March 31,
	2006	2005
	$M	$M

CASH FLOWS FROM OPERATING
ACTIVITIES:

Net income	61.1	15.4
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization
- cost of product sales	1.1	0.8
- SG&A	22.9	13.6
Share based compensation	9.0	5.1
Movement in deferred taxes	(10.2)	(3.1)
Equity in (earnings)/losses on equity method
investees	(3.5)	0.2
Gain on disposition of discontinued
operations	(40.6)	(3.1)
Changes in operating assets and liabilities,
net of acquisitions:
Decrease/(increase) in accounts receivable	56.4	(10.7)
Increase in sales deductions accrual	4.9	7.9
Decrease/(increase) in inventory	5.1	(4.6)
Decrease/(increase) in prepayments and
other current assets	22.6	(16.7)
Decrease in other assets	2.4	-
(Decrease)/increase in accounts and notes
payable and other liabilities	(4.5)	2.9
Decrease in deferred revenue	(3.3)	(1.4)

Net cash provided by operating activities (A)	123.4	6.3

¹ Retrospectively adjusted following the adoption of SFAS 123R.

Unaudited US GAAP results for the 3 months to March 31, 2006
Consolidated Statement of Cash Flows (continued)

		¹Adjusted
	3 months to	3 months to
	March 31,	March 31,
	2006	2005
	$M	$M

CASH FLOWS FROM INVESTING ACTIVITIES:

Movement in short-term investments	5.5	7.3
Movement in restricted cash	(0.3)	1.0
Purchase of subsidiary undertaking	(0.8)	-
Purchase of long-term investments	(0.5)	(1.8)
Purchase of property, plant and equipment	(26.5)	(19.9)
Purchase of intangible assets	(0.2)	(20.0)
Loan repaid by/(made to) IDB	70.6	(20.3)
Proceeds from sale of the vaccines business	-	62.2

Net cash provided by investing activities (B)	47.8	8.5

CASH FLOWS FROM FINANCING ACTIVITIES:

Redemption of 2% convertible loan	(0.1)	-
Proceeds from exercise of options	13.8	16.2
Tax benefit of share based compensation, charged
directly to reserves	1.2	0.2
Payments to acquire treasury stock	(2.0)	-

Net cash provided by financing activities(C)	12.9	16.4

Effect of foreign exchange rate changes on cash and
cash equivalents (D)	1.8	(1.6)

Net increase in cash and cash equivalents (A+B+C+D)	185.9	29.6
Cash and cash equivalents at beginning of period	656.5	1,111.5

Cash and cash equivalents at end of period	842.4	1,141.1

¹ Retrospectively adjusted following the adoption of SFAS 123R.

US GAAP results for the 3 months to March 31, 2006
Selected notes to the Unaudited US GAAP Financial Statements

		¹ Adjusted
	3 months to	3 months to
	March 31,	March 31,
	2006	2005
(1) Earnings per share	$M	$M

Income from continuing operations	20.5	12.3
Gain on disposition of discontinued operations	40.6	3.1

Numerator of basic and diluted EPS	61.1	15.4

¹ Retrospectively adjusted following the adoption of SFAS 123R.

	No of shares	No of shares
Weighted average number of shares:	Millions	Millions

Basic	503.2	499.0
Effect of dilutive shares:
Stock options	6.5	1.3
Warrants	0.6	0.3

Diluted	510.3	500.6

The share options not included in the calculation of the diluted weighted average number of shares, because the exercise prices exceeded Shire’s average share price during the calculation period, are shown below:

		Adjusted
	3 months to	3 months to
	March 31,	March 31,
	2006	2005
	No. of shares	No. of shares
	Millions	Millions

Stock options	2.2	7.7

Unaudited US GAAP results for the 3 months to March 31, 2006
Selected notes to the US GAAP Financial Statements (continued)

		3 months		3 months to
	3 months to	to March	3 months to	March 31,
	March 31,	31,	March 31,	2006
	2006	2005	2006	% of total
(2) Analysis of revenues	$M	$M	% change	revenue

Net product sales:
CNS
ADDERALL XR	206.1	145.6	+42%	50%
ADDERALL	9.1	9.4	-3%	2%
CARBATROL	14.1	16.9	-17%	4%

	229.3	171.9	+33%	56%

GI
PENTASA	28.1	26.2	+7%	6%
COLAZIDE	2.3	2.1	+10%	1%

	30.4	28.3	+7%	7%

HGT
REPLAGAL	25.8	-	n/a	6%

GP
AGRYLIN/XAGRID
North America	1.4	19.9	-93%	-
Rest of world	12.1	12.1	-	3%
FOSRENOL	7.8	4.9	+59%	2%
CALCICHEW	10.4	8.1	+28%	3%
REMINYL/REMINYL XL	4.2	2.9	+45%	1%
SOLARAZE	3.3	2.4	+38%	1%
LODINE	3.0	3.0	-	1%

	42.2	53.3	-21%	11%

Other product sales	18.3	15.9	+15%	4%

Total product sales	346.0	269.4	+28%	84%

Royalty income:
3TC	39.5	39.4	-	10%
ZEFFIX	7.7	6.5	+18%	2%
Others	13.8	12.4	+11%	3%

	61.0	58.3	+5%	15%

Other revenues	4.0	6.0	-33%	1%

Total revenues	411.0	333.7	+23%	100%

Non GAAP reconciliation of numerator for diluted EPS
for the 3 months to March 31, 2006

			Adjusted
	3 months to		3 months to
	March 31,		March 31,
	2006		2005
	$M		$M

Net income for basic EPS	61.1		15.4
Add back:
TKT cost of product sales fair value adjustment	23.6		-
New River milestone payment	50.0		-
New River upfront payment	-		50.0
TKT integration costs	2.3		-
Reorganization costs	-		2.9
Taxes on above adjustments	(21.3)		(14.8)
Gain on disposition of discontinued operations	(40.6)		(3.1)

Total non GAAP adjustment	14.0		35.0

Numerator for non GAAP – diluted EPS	75.1		50.4

Non GAAP reconciliation of reported EPS
for the 3 months to March 31, 2006
			Adjusted
	3 months to		3 months to
	March 31,		March 31,
	2006		2005

Diluted EPS per ordinary share	12.0c		3.1c
Add back:
Gain on disposition of discontinued
operations	(8.0c	)	(0.6c	)

Diluted EPS from continuing operations	4.0c		2.5c

Add back:
TKT cost of product sales fair value
adjustment	4.6c		-
New River milestone payment	9.8c		-
New River upfront payment	-		10.0c
TKT integration costs	0.5c		-
Reorganization costs	-		0.6c
Taxes on above investments	(4.2c	)	(3.0c	)

Non GAAP – diluted EPS per ordinary share	14.7c		10.1c

Non GAAP – diluted EPS per ADS	44.1c		30.2c

Total non GAAP adjustments – diluted EPS per
ordinary share	2.7c		7.0c